Filed Pursuant to Rule 433

Registration Statement No. 333-134327

Pricing Term Sheet

February 25, 2008

Hewlett-Packard Company

Fixed Rate Global Notes Due March 1, 2018

Issuer:	Hewlett-Packard Company
Ticker:	HPQ
Format:	SEC Registered Global
Security Ratings:	A2 (Moody’s Investors Service) / A (Standard & Poor’s) / A+ (Fitch Ratings)
Trade Date:	February 25, 2008
March 3, 2008
Settlement Date:

We expect that delivery of the notes will be made against payment therefor on or about March 3, 2008, which will be the 5th business day following the date of pricing of the Global Notes (such settlement cycle being herein referred to as “T + 5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Global Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Global Notes initially will settle T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Global Notes who wish to trade such notes on the date of pricing or the next succeeding business day should consult their own advisor.

Maturity Date:	March 1, 2018
Aggregate Principal Amount Offered:	$750,000,000
Price to Public (Issue Price):	99.932%
Global Note Denominations:

Rather than stated in the Prospectus dated May 22, 2006, the Notes will be issued in the form of one or more fully registered global securities in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Benchmark:	3.500% due February 15, 2018
Benchmark Yield	3.889%
Interest Rate:	5.500%
Interest Payment Dates:	Semi-annual on the 1st of March and September of each year, beginning on September 1, 2008

Optional Redemption:	Greater of Par or Make-Whole at Treasury Rate + 30 basis points
Joint Bookrunners:	Banc of America Securities LLC HSBC Securities (USA) Inc. J.P. Morgan Securities Inc. Lehman Brothers Inc.
Co-Managers:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Greenwich Capital Markets, Inc. Morgan Stanley & Co. Incorporated SG Americas Securities, LLC

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Banc of America Securities LLC at 800-294-1322, (2) HSBC Securities (USA) Inc. at 866-811-8049, (3) J.P. Morgan Securities Inc. at 212-834-4533 or (4) Lehman Brothers Inc. at 888-603-5847.